Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2019 FIRST QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – October 25, 2018 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal first quarter ended September 30, 2018.

Net sales for the Company’s fiscal 2019 first quarter ended September 30, 2018 were $117.2 million, compared to net sales of $102.5 million for the prior year quarter ended October 1, 2017.  Net income for the current year quarter was $3.5 million, compared to net income of $2.5 million in the prior year quarter.  Diluted earnings per share for the current year quarter were $0.93 compared to diluted earnings per share of $0.67 in the prior year quarter.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	September 30, 2018	October 1, 2017

Fiat Chrysler Automobiles	$30,297	$24,102
General Motors Company	25,287	20,338
Ford Motor Company	15,523	15,373
Tier 1 Customers	17,816	15,743
Commercial and Other OEM Customers	20,928	17,867
Hyundai / Kia	7,308	9,037
TOTAL	$117,159	$102,460

Sales to Fiat Chrysler Automobiles in the current year quarter increased over the same period in the prior year quarter due to higher product content on the components we supply. The increase in sales to General Motors Company in the current year quarter was primarily attributed to higher production volumes and content on products we supplied to General Motors during the current year quarter in comparison to the prior year quarter. Sales to Ford Motor Company in the current year quarter were essentially flat in comparison to the prior year quarter. Sales to Tier 1 Customers increased during the current year quarter due to higher production volumes on products we supply.  Sales to Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter mainly due to new customer programs at Honda of America Manufacturing, Inc. and Volkswagen. These customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, fobs, driver control steering column locks and door handles and related components, that we have developed in recent years to complement our historic core business of locks and keys.  The decrease in sales to Hyundai / Kia in the current year quarter was principally due to lower levels of production on vehicles for which we supply components.

The gross profit margins were 13.0 percent in the current year quarter compared to 13.1 percent in the prior year quarter.  The slight decrease in gross profit margin in the current year quarter compared to the prior year quarter was attributed to higher than expected production and expediting costs with new product launches during the 2019 fiscal first quarter, in particular in connection with our custom door handle paint and assembly facility in Leon, Mexico, to meet certain customer schedules which was also partially offset by a favorable Mexican Peso to US Dollar exchange rate affecting our operations in Mexico during the 2019 fiscal first quarter.

Engineering, Selling and Administrative expenses as a percentage of net sales decreased to 9.4 percent in the current year quarter from 9.8 percent in the prior year quarter.

Included in “Other Income (Expense), Net” in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	September 30, 2018	October 1, 2017

Equity Earnings of VAST LLC Joint Venture	$915	$1,035
Equity Loss of STRATTEC Advanced Logic LLC	(6)	(9)
Net Foreign Currency Transaction Gain (Loss)	(31)	63
Other	(214)	24
	$664	$1,113

The lower income tax provision in the current year quarter was attributed to a favorable tax adjustment due to the impact of the new Federal tax law change generally referred to as the “Tax Cuts and Jobs Act of 2017”, which reduced the income tax provision by $372,000 and increased diluted earnings per share by $0.10 in the current year quarter in comparison to the prior year quarter.

Frank Krejci, President and CEO commented: “This quarter, we saw a positive impact to our revenues as we are launching business that was won two years ago.  Our team is focused on eliminating inefficiencies related to bringing new product to market under tight timelines. While there are some concerns of possible headwinds for the industry, we are focused on meeting those challenges. Last year, we were honored to win a 2018 PACE Award for innovation in the automotive industry.  We have now been named as a 2019 PACE Award Finalist, with winners to be announced in April 2019.  We are very proud of our team’s accomplishment of winning back to back honors.  This year’s product gaining recognition is the Chevrolet Silverado pick-up truck tailgate which features power open and power close with the touch of a button or a manual nudge”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market our companies' products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION

Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	First Quarter Ended

	September 30, 2018	October 1, 2017

Net Sales	$117,159	$102,460
Cost of Goods Sold	101,976	88,997
Gross Profit	15,183	13,463

Engineering, Selling & Administrative Expenses	11,031	10,042
Income from Operations	4,152	3,421

Interest Income	-	4
Interest Expense	(407)	(203)
Other Income, Net	664	1,113
Income before (Benefit) Provision for Income Taxes and Non-Controlling Interest	4,409	4,335

(Benefit) Provision for Income Taxes	(20)	1,066

Net Income	4,429	3,269
Net Income Attributable to Non-Controlling Interest	(962)	(813)

Net Income Attributable to STRATTEC SECURITY CORP.	$3,467	$2,456

Earnings Per Share:
Basic	$0.95	$0.68
Diluted	$0.93	$0.67
Average Basic Shares Outstanding	3,652	3,611

Average Diluted Shares Outstanding	3,711	3,681

Other
Capital Expenditures	$3,969	$7,571
Depreciation & Amortization	$4,047	$3,095

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	September 30, 2018	July 1, 2018
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,345	$8,090
Receivables, net	78,525	73,832
Inventories, net	46,279	46,654
Other current assets	20,469	22,527
Total Current Assets	155,618	151,103
Investment in Joint Ventures	21,787	22,192
Other Long Term Assets	17,542	17,338
Property, Plant and Equipment, Net	118,001	116,542
	$312,948	$307,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$39,010	$38,439
Borrowings Under Credit Facility	2,000	-
Other	31,459	30,354
Total Current Liabilities	72,469	68,793
Accrued Pension and Post Retirement Obligations	2,368	2,379
Borrowings Under Credit Facility	49,000	51,000
Other Long-term Liabilities	1,179	1,757
Shareholders’ Equity	334,725	331,375
Accumulated Other Comprehensive Loss	(32,946)	(33,439)
Less: Treasury Stock	(135,767)	(135,778)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	166,012	162,158
Non-Controlling Interest	21,920	21,088
Total Shareholders’ Equity	187,932	183,246
	$312,948	$307,175

STRATTEC SECURITY CORPORATION

Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	First Quarter Ended

	September 30, 2018	October 1, 2017

Cash Flows from Operating Activities:
Net Income	$4,429	$3,269
Adjustment to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	4,047	3,095
Equity Earnings in Joint Ventures	(909)	(1,026)
Foreign Currency Transaction Loss	428	137
Unrealized (Gain) Loss on Peso Forward Contracts	(225)	258
Stock Based Compensation Expense	385	371
Deferred Income Taxes	(372)	-
Change in Operating Assets/Liabilities	14	(5,745)
Other, net	-	(5)

Net Cash Provided by Operating Activities	7,797	354

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(3,969)	(7,571)
Net Cash Used in Investing Activities	(3,969)	(7,571)

Cash Flow from Financing Activities:
Borrowings on Credit Facility	2,000	12,000
Repayment of Borrowings under Credit Facility	(2,000)	(2,000)
Dividends Paid to Non-Controlling Interest of Subsidiaries	(784)	(2,017)
Dividends Paid	(514)	(508)
Exercise of Stock Options and Employee Stock Purchases	23	25

Net Cash (Used In) Provided by Financing Activities	(1,275)	7,500

Foreign Currency Impact on Cash	(298)	(146)

Net Increase in Cash & Cash Equivalents	2,255	137

Cash and Cash Equivalents:
Beginning of Period	8,090	8,361
End of Period	$10,345	$8,498